Exhibit 1.1

BY AND BETWEEN:

Purthanol International Limited., incorporated under the laws of the State of Nevada,USA referred to as

THE VENDOR, represented by its President, Louis Pharand

AND:

Global Biotech Corp, incorporated under the laws of the State of Delaware, USA, referred to as

THE PURCHASER, represented by its

CEO, Leonard Stella

WHEREAS the Vendor is the legal owner of a number of assets, enumerated in Annex A

WHEREAS the Purchaser wishes to acquire same, the whole in accordance with the terms and conditions stipulated herein below;

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	The preamble to the present Agreement shall form an integral part thereof as if enumerated at length herein.

2.	Subject to the provisions of section 3 herein below, the Vendor hereby sells and transfers all of his rights and interest in the assets listed in Annex A, to the Purchaser who hereby acquires same.

3.	The total purchase price for the aforesaid assets shall be the sum of seven hundred thousand Dollars ($ 700,000) which shall be payable as follows:

The Purchaser will issue from its treasury, ( from Global Biotech a publically traded company), seventy million (70 million) restricted common shares.

4.	Global Biotech’s corporate resolutions are an integral part of this agreement and are attached, as Annex B, reflecting management's right to issue shares from the treasury and to contract and accept this agreement.

5.	The Vendor hereby makes the following warranties:

a)	The purchased assets are free and clear of any and all liens, claims, options, charges or encumbrances of any nature whatsoever;

b)	The Vendor is the legal and beneficial owner of the purchased assets and there are no options, privileges, warrants, proxies, calls or commitments which would prohibit the Vendor from selling the shares;

d)	The Vendor does not know of, nor have any reasonable grounds to know of or suspect any circumstances that might reasonably be expected to deter a prudent purchaser from entering into the present Agreement or from paying the stipulated price;

6.	All of the conditions contained herein, as well as all of the warranties and representations made herein, are essential to this Agreement and without said conditions, warranties and representations, the parties would not have entered into this Agreement.

7.	All of the warranties, undertakings and representations made herein by the Vendor and the Purchaser shall survive the execution of this Agreement;

8.	That Louis Pharand, President of Purthanol International, has also become the President of Global and a Director, with no fixed salary. That should he, for whatever reason with no exceptions, leave the employ of Global Biotech, during the ensuing 5 year period, he will not compete with Global. This non-competition includes any form or type of competition in regards to the Purthanol extraction method, its methodology, know-how, equipment applications, on-line or in writing or other forms of communications about said product and process.

9.	Both parties shall be entitled to rely on delivery of a facsimile copy of executed documents, and acceptance by the parties of such facsimile subscriptions shall be legally effective to create a valid and binding agreement between them.

10.	The addresses of the parties for the purposes of notification under the present Agreement shall be as follows:

Global Biotech Corp.

2711 Centreville Rd. suite 400

Wilmington, Delaware 19808

Purthanol International Limited

2215-B Renaissance Drive

Las Vegas, Nevada

Any notice hereunder shall be deemed to be duly given if sent by courier, bailiff or by prepaid registered mail and if sent by courier or bailiff, shall be deemed to have been received on the actual date of receipt, and if sent by registered mail shall be deemed to have been received on the seventh (7th) business day following the date of mailing.

11.	Each section and paragraph of this Agreement and any part thereof shall be interpreted separately and the nullity of any section or paragraph or any part thereof shall not render the remaining parts of this Agreement null and void.

12.	This Agreement is personal to the parties hereto, and no party may transfer and/or assign his rights or obligations under the present Agreement, without the prior written approval of the other party.

13.	The parties hereby undertake to do all things and to execute all documents that are necessary or desirable in order to give full force and effect to the provisions of this Agreement.

14.	The present Agreement shall be interpreted in accordance with the laws of the State of Delaware and any and all disputes, claims, actions or proceedings arising therein shall be submitted to the appropriate Court in that jurisdiction.

15.	The present Agreement shall enure to the benefit of and be binding upon the parties hereto, their assigns and transferees.

16.	The parties hereby declare that they have read the foregoing Agreement of Purchase and Sale and that it fully expresses their intentions and desires. The terms and conditions of the present Agreement may only be modified in writing, in a document signed by all of the parties hereto.

17.	Notwithstanding the actual date of execution of these presents, this Agreement shall bear an effective date of September 10, 2013.

IN WITNESS WHEREOF, the parties have signed on this 10th day of September, 2013.

/s/ Louis Pharand

_____________________________

Purthanol International Limited

Louis Pharand, President

VENDOR

/s/ Leonard Stella

_____________________________

Global Biotech Corp.

Leonard Stella, CEO

PURCHASER